Exhibit 3.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF CONVERTIBLE PREFERRED STOCK

OF

GEORGIA GULF CORPORATION

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, GEORGIA GULF CORPORATION, a Delaware corporation (the “Corporation”), certifies that, pursuant to the authority conferred upon its Board of Directors by the Certificate of Incorporation, as amended, of the said Corporation, the said Board of Directors on July 27, 2009 adopted the following resolution creating a series of Preferred Stock:

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article IV of the Certificate of Incorporation, as amended, of the Corporation, a series of Preferred Stock, with an initial stated value of $23.89 per share, of the Corporation to be known as Convertible Preferred Stock be, and hereby is, created, and that the designation and number of shares, and the relative rights, preferences, and limitations thereof (in addition to the provisions set forth in the Certificate of Incorporation of the Corporation, as amended, that are applicable to Preferred Stock generally) shall be as follows:

A.            Certain Definitions.  When used in this Certificate of Designations, the following terms shall have the meanings specified:

“Accrued Dividends” has the meaning set forth in Section D.1.

“As-Converted-to-Common-Stock-Basis” gives effect immediately prior to the applicable record date to the conversion of the Convertible Preferred Stock and Accrued Dividends thereon into Common Stock in accordance with Section H as if the Amendment (as such term is defined in Section H) had become effective.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board” means the board of directors of the Corporation.

“Bylaws” means the Corporation’s bylaws, as may be amended from time to time.

“Capital Stock” means:

1.                                       in the case of a corporation, corporate stock;

2.                                       in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3.                                       in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

4.                                       any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Certificate of Incorporation” means the Corporation’s certificate of incorporation, as it may be amended from time to time.

“Change of Control” means the occurrence of any of the following:

1.                                       the direct or indirect sale, lease, transfer, or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any Person;

2.                                       the adoption of a plan relating to the liquidation or dissolution of the Corporation;

3.                                       the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock, measured by voting power rather than number of shares; and

4.                                       the first day on which a majority of the members of the Board cease to be Continuing Directors provided that a “Change of Control” will not include changes made in the composition of the Board to accommodate the designees of those Persons who are the initial holders of the Convertible Preferred Stock.

“Change of Control Notice” has the meaning provided in Section I.1.

“Common Stock” means the Corporation’s Common Stock, $0.01 par value per share.

“Continuing Director” means any member of the Board who was a member of the Board on the Issue Date or was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

“Convertible Preferred Stock” has the meaning set forth in Section B.

“Exchange Act” means the federal Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Issue Date” means the date on which any shares of the Convertible Preferred Stock are first issued.

“Junior Securities” has the meaning set forth in Section C.

“Liquidation Event” has the meaning set forth in Section G.1

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or other entity.

“Preferred Stock” means the Corporation’s authorized Preferred Stock, $0.01 par value per share.

“Redemption Date” has the meaning set forth in Section I.1.

“Redemption Price” has the meaning set forth in Section I.1.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Credit Agreement” means that certain Credit Agreement dated as of October 3, 2006, by and among the Corporation and Royal Group Technologies Limited, as Borrowers; certain subsidiaries of the Corporation from time to time party thereto, as Guarantors; Bank of America, National Association, as Domestic Administrative Agent, Domestic Collateral Agent and Domestic L/C Issuer; Bank of America, National Association, acting through its Canada branch as Canadian Administrative Agent, Canadian Collateral Agent and Canadian L/C Issuer; The Bank of Nova Scotia, as Canadian Swing Line Lender; Merrill Lynch Capital Corporation and Lehman Commercial Paper Inc., as Co-Syndication Agents; Wachovia Bank, National Association, as Co-Documentation Agent; and the other lenders party thereto; Banc of America Securities LLC, and J.P. Morgan Securities Inc., as Joint Lead Arrangers; and Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as Joint Book Runners; including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof (so long as the amended, supplemented, modified, extended, renewed, restated, refunded or refinanced debt is not subordinate to other debt of the Corporation) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Stated Value” shall mean $23.89 per share, as adjusted for changes in the Convertible Preferred Stock by stock split, stock dividend, stock combination, or the like occurring after the Issue Date.

“Subsidiary” of the Corporation means:

1.                                       any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation (or a combination thereof); and

2.                                       any partnership (i) the sole general partner or the managing general partner of which is the Corporation or a Subsidiary of the Corporation or (ii) the only general partners of which are the Corporation or one or more Subsidiaries of the Corporation (or any combination thereof).

“Voting Stock” as of any date means the Capital Stock of the Corporation that is at the time entitled to vote in the election of the Board.

B.                                     Designation and Amount.  The shares of the series of Preferred Stock designated hereby shall be denominated as “Convertible Preferred Stock,” and the number of shares constituting such series shall be thirty-two million fifty thousand (32,050,000).  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Convertible Preferred Stock to a number less than that of the shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation exercisable for or convertible into the Convertible Preferred Stock.  Shares of the Convertible Preferred Stock shall be issued in book entry form in restricted accounts at the Corporation or its transfer agent and registered in the holders’ respective names.

C.                                     Ranking.

The Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, rank senior to the Common Stock and all other classes and series of Capital Stock of the Corporation now or after the Issue Date authorized, issued or outstanding (collectively with the Common Stock, “Junior Securities”).

D.                                    Dividends.

Subject to Section E below,

1.             Declarations and Accrual.  Until October 31, 2009, the holders of shares of Convertible Preferred Stock, in preference to the holders of any Junior Securities other than Common Stock, shall be entitled to receive dividends on an As-Converted-to-Common-Stock-Basis in an amount equal to the dividends declared by the Board on the Common Stock out of funds of the Corporation legally available therefor, but only as, when, as if so declared.  Commencing on November 1, 2009, the holders of shares of Convertible Preferred Stock, in preference to the holders of Junior Securities, shall be entitled to receive, whether or not declared or paid, a cumulative dividend computed like interest at the per annum rate of ten percent (10%) of the Stated Value on each outstanding share of Convertible Preferred Stock, which rate shall increase one percent (1%) per quarter, commencing with the first day of the quarter beginning January 1, 2010, up to a maximum rate per annum of eighteen percent (18%) (all dividends on Convertible Preferred Stock described in this Section D.1 declared or accruing but remaining unpaid being referred to herein as “Accrued Dividends”).  Any Accrued Dividends shall not bear interest.

2.             Priority of Payment.  No dividends shall be declared or paid, or funds set apart for the payment of dividends on, any Junior Securities for any period unless all Accrued Dividends shall have been, or contemporaneously are, paid in full.

3.             Redemptions of Junior Securities.  No Junior Securities shall be repurchased, redeemed or otherwise acquired or retired for value by the Corporation, and no monies shall be paid into or set apart or made available for a sinking or other like fund for the repurchase, redemption or other acquisition or retirement for value of any Junior Securities by the Corporation, unless, in any such case, all Accrued Dividends on all outstanding shares of the Convertible Preferred Stock shall have been, or contemporaneously are, paid in full.

E.                                      Voting Rights.

1.             Generally.  Except as may be otherwise expressly provided in the Certificate of Incorporation or as expressly required by the Delaware General Corporation Law, the Convertible Preferred Stock shall vote equally with the shares of the Common Stock and not as a separate class, at any annual or special meeting of stockholders of the Corporation upon the following basis:  each holder of shares of Convertible Preferred Stock shall be entitled to such number of votes on an As-Converted-to-Common-Stock-Basis.

2.             Certain Matters.  So long as any shares of Convertible Preferred Stock shall be outstanding, and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least two-thirds of the shares of the Convertible Preferred Stock then outstanding, the Corporation shall not:  (i) amend, alter, or repeal the Certificate of Incorporation or the Bylaws, or waive any provisions thereof, in a manner that would materially and adversely affect the rights, preferences, privileges, or powers of the Convertible Preferred Stock; provided, further, that no amendment, alteration or repeal shall be made that has a disproportionate effect on any holder of Convertible Preferred Stock in a manner different than other holders of Convertible Preferred Stock; (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities, or any securities exercisable or exchangeable for Junior Securities, other than in connection with the surrender by employees of the Corporation of portions of equity awards to satisfy tax withholding obligations; (iii) authorize, create, increase the authorized amount of, or issue any class or series, or any shares of any class or series, of Capital Stock of the Corporation ranking senior in priority to, or in parity with, the Convertible Preferred Stock with respect to the right to dividends or preference on liquidation; or (iv) declare, pay, or set apart for payment, any dividends or any other distributions of any sort by the Corporation in respect of any other Capital Stock of the Corporation other than the Convertible Preferred Stock, including the Common Stock.

F.                                      Reacquired Shares.

Any shares of Convertible Preferred Stock redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Delaware General Corporation Law.  All such shares shall upon their cancellation (and compliance with any applicable provisions of the laws of the State of Delaware) become authorized but unissued shares of Preferred Stock and may be redesignated and reissued as part of any other series of Preferred Stock, subject to the conditions or restrictions on authorizing, or creating, or issuing any class or series, or any shares of any class or series, set forth in Section E.2.

G.                                     Liquidation, Dissolution, or Winding Up.

1.             Priority.  In the event of any liquidation, dissolution, or winding up of the Corporation (a “Liquidation Event”), whether voluntary or involuntary, no holders of Junior Securities shall receive, by reason of their ownership thereof, any payment or distribution of any of the assets of the Corporation until the holders of the shares of Convertible Preferred Stock then outstanding, by reason of their ownership thereof, shall have first received an amount in cash per share of Convertible Preferred Stock equal to 100% of the Stated Value thereof, plus an amount in cash equal to all Accrued Dividends through the date of the effectiveness of the Liquidation Event (Accrued Dividends together with the Stated Value being referred to herein as the “Liquidation Preference”). If, upon the occurrence of any Liquidation Event, the assets and funds of the Corporation available to be distributed among the holders of the Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the holders of Junior Securities shall not receive, by reason of their ownership thereof, any payment or distribution of any of the assets of the Corporation, and the holders of all such shares of Convertible Preferred Stock shall share ratably in any distribution of assets of the Corporation in accordance with the amounts that would be payable on any such distribution if the Liquidation Preference were to be paid in full.

2.             Excluded Events.  For purposes of this Section G, none of the voluntary sale, conveyance, exchange and transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all of the property or assets of the Corporation, and no consolidation or merger of the Corporation with any one or more other corporations, shall be deemed to be a Liquidation Event unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

H.                                    Conversion.

1.             Automatic.  Immediately upon the effectiveness of an amendment to the Certificate of Incorporation increasing the number of authorized shares of Common Stock to one hundred million (100,000,000) (the “Amendment”) (i) each share of Convertible Preferred Stock shall automatically be converted into a number of fully paid and non-assessable shares of Common Stock (the “Conversion Rate”) equal to the quotient obtained by dividing $23.89 plus the amount of Accrued Dividends by the Conversion Price.  The initial “Conversion Price” for the Convertible Preferred Stock shall be $23.89, as such price is adjusted in accordance with Sections H.3 through H.6.  All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.  The initial Conversion Rate shall be one (1) share of Common Stock for one (1) share of Convertible Preferred Stock.

2.             Mechanics of Conversion.  Upon the occurrence of the event specified in Section H.1 above, the outstanding shares of Convertible Preferred Stock and Accrued Dividends thereon shall be converted automatically without any further action by the holders of such shares.  Upon the occurrence of such automatic conversion of the Convertible Preferred Stock and Accrued Dividends thereon, the Corporation will make entries in the share registry of the Corporation or any transfer agent for the Convertible Preferred Stock in the holders’ respective names for the number of shares of Common Stock into which the shares of Convertible Preferred Stock surrendered and Accrued Dividends thereon were convertible on the date on which such automatic conversion occurred.

3.             Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Issue Date effect a subdivision or like transaction of the outstanding Common Stock without a corresponding subdivision of the Convertible Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if the Corporation shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock into a smaller number of shares or like transaction without a corresponding combination of the Convertible Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section H.3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.             Adjustment for Common Stock Dividends and Distributions.  If the Corporation at any time or from time to time after the Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock without provision for a like dividend on shares of Convertible Preferred Stock based on the Conversion Rate, then the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section H.4 to reflect the actual payment of such dividend or distribution.

5.             Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Issue Date, the Common Stock issuable upon the conversion of the Convertible Preferred Stock and Accrued Dividends thereon is changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, in each case as provided for elsewhere in this Section H), in any such event the Convertible Preferred Stock and any Accrued Dividends thereon shall automatically convert into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change on an As-Converted-to-Common-Stock-Basis, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

6.             Reorganizations, Mergers, Consolidations or Sales of Assets.  Subject to Section I, if at any time or from time to time after the Issue Date, there is a capital reorganization of the Common Stock (other than a Liquidation Event or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section H), as a part of such capital reorganization, provision shall be made so that the holders of the Convertible Preferred Stock shall receive on an As-Converted-to-Common-Stock-Basis the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock would have been entitled in such event, subject to adjustment as provided herein with respect to such stock or securities by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section H with respect to the rights of the holders of Convertible Preferred Stock after the capital reorganization to the end that the provisions of this Section H (including adjustment of the Conversion Price then in effect and the Conversion Rate) shall be applicable after that event and be as nearly equivalent as practicable.

7.             Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Convertible Preferred Stock and Accrued Dividends thereon, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate as provided in Section J.  The certificate shall set forth such adjustment or readjustment showing in detail the facts upon which such adjustment or readjustment is based, including a statement of the Conversion Price at the time in effect and the type and amount, if any, of shares of Common Stock or other securities or property that at the time would be received upon conversion of the Convertible Preferred Stock and any Accrued Dividends.

8.             Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock and any Accrued Dividends thereon.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred Stock and Accrued Dividends thereon by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, at its option, in lieu of issuing any fractional share, (i) pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the average closing market value for the 10 trading days on the principal stock exchange on which the Common Stock is traded prior to the conversion, or, in the event that such value is not ascertainable, as determined by the Board in good faith) on the date of conversion, (ii) round upward the number of shares due to the holder in question to the nearest whole share, or (iii) aggregate and sell all fractional shares on behalf of the holders in question.

9.             Reservation of Stock Issuable Upon Conversion.  Upon the effectiveness of the amendment to the Certificate of Incorporation described in Section H.1, the Corporation shall have authorized but unissued shares of Common Stock sufficient for effecting the conversion of the shares of the Convertible Preferred Stock and any Accrued Dividends.

I.                                         Redemption Rights upon a Change of Control.

1.             Put Right.  Following the occurrence of a Change of Control, the Corporation shall provide written notice of the same promptly, but no later than thirty (30) days thereafter (the “Change of Control Notice”), to each record holder of outstanding shares of Convertible Preferred Stock by a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, postage prepaid, addressed to such holder at its last address appearing on the books of the Corporation.  The Change in Control Notice shall offer to redeem the shares of Convertible Preferred Stock held by such holder for cash equal to the Redemption Price.  For purposes of this Section I, the “Redemption Price” means for each share of Convertible Preferred Stock an amount in cash equal to 100% of the Stated Value, plus an amount in cash equal to any Accrued Dividends on such share, calculated as of the date of the repurchase.  Such notice shall also contain instructions for acceptance of the redemption offer as described hereafter in this Section I.1.  Any notice mailed as provided in this Section I shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Convertible Preferred Stock shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock.  Each holder of shares of Convertible Preferred Stock, upon written election received by the Corporation not later than thirty (30) days after the Change of Control Notice is received, may require the Corporation to redeem some or all shares of the Convertible Preferred Stock of such holder out of funds of the Corporation legally available therefor.  The Corporation shall redeem the shares specified in the election notices no later than forty (40) days following receipt of the Change of Control Notice (the date chosen for the redemption being referred to hereinafter as the “Redemption Date”).  If the Corporation does not have sufficient funds legally available to redeem all shares of Convertible Preferred Stock sought to be redeemed, then it shall: (i) provide notice to the holders of the Convertible Preferred Stock in the Change of Control Notice; and (ii) redeem such shares pro rata from the holders thereof (based upon the portion of the aggregate Redemption Price payable to each holder) to the extent possible, and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

2.             Mechanics of Redemption.  Upon receipt of an election to redeem from a holder of Convertible Preferred Stock, the Corporation shall pay the Redemption Price of the shares subject to the election to the order of the person or entity whose name appears on the share registry of the Corporation as the owner thereof and each share so redeemed shall be noted as having been cancelled.  From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holders of such shares as holders of Convertible Preferred Stock (except the right to receive the Redemption Price without interest) shall cease and terminate with respect to such shares; provided, however, that, in the event shares of Convertible Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Convertible Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

3.             Senior Debt.  Notwithstanding anything in this Section I to the contrary, the redemption rights of the holders of the Convertible Preferred Stock set forth herein are expressly subject to the prior repayment in full of all debt obligations, including term loans, revolving credit loans, swing line loans and other extensions of credit and other obligations that are accrued and payable under, and the termination of all term commitments and revolving credit commitments of the lenders under, the Senior Credit Agreement.

J.                                        Notices.

All notices or communications in respect of the Convertible Preferred Stock other than pursuant to Section I shall be sufficiently given if given in writing and delivered in person or by first-class mail, postage prepaid, to any holder of the Convertible Preferred Stock at such holder’s last address appearing on the books of the Company, or if given in such other manner, as may be permitted by the terms hereof, in the Certificate of Incorporation or Bylaws or by applicable law.

K.                                    Procedures for Voting and Consents.

The rules and procedures for calling and conducting any meeting of the holders of Convertible Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, Bylaws, or Delaware General Corporate Law.

L.                                      Record Holders.

To the fullest extent permitted by applicable law, the Corporation and the transfer agent, if any, for the Convertible Preferred Stock may deem and treat the record holder of any share of Convertible Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

M.                                 Restatement.

In any restatement of the Certificate of Incorporation permitted by the Delaware General Corporation Law, the designations of the Corporation’s Junior Participating Preferred Stock may be included as Article XV and these designations of Convertible Preferred Stock may be included as Article XVI.

N.                                    Effectiveness.

This Certificate of Designations shall be effective as of 6:01 p.m., EDT on the date of filing of the same with the Secretary of State of Delaware.

IN WITNESS WHEREOF, GEORGIA GULF CORPORATION has caused this Certificate of Designations, Preferences and Rights of Convertible Preferred Stock to be duly executed by its duly authorized officer, this 28th day of July, 2009.

GEORGIA GULF CORPORATION

By:	/s/ Joel I. Beerman
Joel I. Beerman
Vice President, General Counsel, and
Secretary